Exhibit 99.1
ACE*COMM RECEIVES NASDAQ LISTING NON-COMPLIANCE NOTIFICATION
Gaithersburg, MD — August 15, 2007 — ACE*COMM Corporation (NASDAQ: ACEC), today reported that Nasdaq has notified the Company it is not in compliance with a continuous listing requirement for inclusion on the Nasdaq Capital Market because, pursuant to Nasdaq Marketplace Rule 4310(c)(4), the Company’s price per share for its common stock closed below the minimum $1.00 per share requirement for 30 consecutive business days.
Pursuant to Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days to regain compliance with Nasdaq’s minimum bid price requirement. To do so, the bid price of the Company’s common stock must close at $1.00 or more per share for a minimum of 10 consecutive business days any time before February 6, 2008.
If ACE*COMM does not achieve this requirement by February 6, 2008, Nasdaq Staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If so, Staff will notify the Company that it has been granted an additional 180-day calendar compliance period.
If the Company is not eligible for an additional compliance period, Staff will provide written notification that the Company’s securities will be delisted. The Company may appeal the Staff’s determination at that time.
About ACE*COMM
ACE*COMM is a global provider of advanced operations support and service delivery solutions (OSS) for telecommunications service providers and enterprises. ACE*COMM’s advanced OSS solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia and Internet communications networks. Network operators use them for revenue management, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care. ACE*COMM’s service delivery solutions provide mobile service providers with award-winning, in-demand consumer-oriented services to help them achieve and sustain market share, generate new revenue and position themselves as market innovators.
For more than 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning more than 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Motorola, Northrop Grumman, Siemens, and Verisign. Headquartered in Gaithersburg, MD, ACE*COMM has corporate offices in Australia, Canada, and the UK. ACE*COMM is an ISO 9001 quality standard compliant company. For more information, visit www.acecomm.com.

Media Relations Contact:	Investor Relations Contacts:
media@acecomm.com	Jody Burfening/Harriet Fried
+1 301.721.3000	hfried@lhai.com
+1 212.838.3777

© 2007 ACE*COMM	News Release	Page 1